Via Renewables, Inc.
Fourth Quarter 2021 Earnings Conference Call

March 3, 2022

Presenters
Stephen Rabalais - Senior Manager, Financial Planning and Analysis
W. Keith Maxwell III - Chief Executive Officer
Mike Barajas - Chief Financial Officer

Operator
Good morning, ladies and gentlemen. Welcome to the Via Renewables, Inc., Fourth Quarter 2021 Earnings Conference Call.

My name is Donna, and I’ll be your operator for today. All participants are in a listen only mode. If anyone should require operator assistance, please press “*”, “0” on your telephone keypad. As a reminder, this conference is being recorded for replay purposes, and this call will be posted on the Via Renewables, Inc., website.

I would now like to turn the conference over to Mr. Steve Rabalais with Via Renewables. Thank you, sir, please go ahead.

Stephen Rabalais
Thank you and good morning. Welcome to Via Renewables’ Fourth Quarter 2021 Earnings Call. This call is also being broadcast via webcast, which can be located in the Investor Relations section of our website, at viarenewables.com.

With us today from management, is our CEO Keith Maxwell, and our CFO, Mike Barajas.

Please note that today's discussion may contain forward-looking statements, which are based on assumptions that we believe to be reasonable, as of this date. Actual results may differ, materially.

We urge everyone to review the safe harbor statement in yesterday's earnings release, as well as the risk factors in our SEC filings. We undertake no obligation to update these statements as a result of future events, except as required by law.

In addition, we will refer to both GAAP and non-GAAP financial measures. For information regarding our non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures, please refer to yesterday's earnings release. With that, I'll turn the call over to Keith Maxwell, our CEO.

W. Keith Maxwell III
Thank you, Stephen. I want to welcome everyone to today's earnings call. I'll begin by providing a summary of our full year results in 2021, and then our CFO, Mike Barajas will provide more details on those financials. Last year was a testament to Via Renewables’ flexibility and liquidity.

Not only was Via able to weather the winter storm, Uri, and the significant loss it presented us in the first quarter, but we were able to complete several customer book acquisitions.

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Despite the limitations COVID presented, our team successfully operationalized these transactions and the majority of the customers have since been on-boarded our platform. We are able to significantly reduce our G&A, which contribute to the health of our bottom line.

In October, Via was able to amend and extend our working capital facility, which included an acquisition line for future acquisition. Thank you again to our bank group for their partnership and their continued support.

Finally, we named two executives with decades of combined retail experience to lead our team and carry out our sustainability goal. These accomplishments had direct impact on us achieving $80.7 million in adjusted EBITDA in 2021.

This represents a decrease from the prior year 2020, due to smaller customer book and margin compression from higher energy prices. The decrease is offset by a savings in legal expense, ramped up collection efforts, which reduced our bad debt and lowered our customer acquisition costs.

As we move into 2022, we are focused on ramping up our organic sales channels and remain committed to growing our customer book. We are dedicated to having a 100% green book and will continue to purchase renewable credits to offset our customers electric and natural gas load.

We continue to explore expanding our sustainability energy offerings and services that complement our business. In addition, we are actively evaluating potential tuck-in acquisition opportunities and will continue to do so in 2022.

We believe this will drive long term sustainable growth and value for our shareholders. And with that, I'm going to turn the call over to Mike for his financial review. Mike.

Mike Barajas
Thank you, Keith. Good morning. In the fourth quarter of 2021, we achieved $11.6 million in adjusted EBITDA, a decrease compared to last year's fourth quarter of $24.7 million. Retail gross margin for the fourth quarter was $25.2 million, compared with $49 million, last year.

The decrease in retail gross margin was primarily due to fewer customers in our overall portfolio and margin compression, as we saw skyrocketing energy prices.

Full-year adjusted EBITDA ended at $80.7 million, compared to a $106.6 million for 2020, while full-year retail gross margin ended at $132.5 million for 2021, compared to $196.5 million in 2020.

The decrease in adjusted EBITDA was due to lower gross margin, quarter-over-quarter, partially offset by decreases in G&A expenses. We were able to offset declines in our gross margin by reducing our G&A expenses by 56%, year-over-year.

Our fourth-quarter G&A decreased from $24.6 million in 2020 to $11.2 million in 2021, due to reductions in legal expenses, collections on bad debt and reduced broker fees. We ended the year with 408,000 RCEs, up from 400,000 at the end of 2020, as a result of several customer book acquisitions.

For the year, we spent $1.4 million in customer acquisition costs, compared to $1.5 million the prior-year. Meanwhile, our monthly average customer attrition was 3.3% for the year.
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Interest expense for the year fell from $5.3 million in 2020 to $4.9 million in 2021, primarily because of decreases in benchmark rates. Income tax expense decreased to $3.8 million in 2021 from $15.7 million in 2020, driven by winter storm Uri’s impact to our bottom line.

Our net income for the year was a $3.9 million loss with a $5.5 million mark-to-market gain, compared to net income of $68.2 million in 2020, which included a $14.3 million mark-to-market gain.

Looking at our balance sheet, we had net debt of $66.1 million and total liquidity of $122.2 million at year-end, 2021.

On December 15th and January 17, we paid the quarterly cash dividend on our Class A common stock and our Series A preferred stock, respectively. On January 20th, we announced our fourth quarter dividend of $18.125 per share on our common stock and $54.688 per share of preferred stock to be paid on March 15th and April 15th, respectively.

That's all I have. Back to you, Keith.

W. Keith Maxwell III
Thanks, Mike. I'm proud of everyone here at Via Renewables for the work they've put in to continue the success for our business, over the course of last year. We're excited about '22, and we will explore new products and services to offer, while increasing the focus on our core mass market business.

I want to thank our employees and our suppliers for their hard work in producing a good quarter and a strong year, and I want to thank the Via customers for choosing us, as their energy provider.

We're excited to talk about the future and look forward to connecting with you on our next call. Thank you.

End of Q&A
Ladies and gentlemen, thank you for your participation and interest in Via Renewables. This concludes today's event. You may disconnect your lines or log off the webcast at this time and enjoy the rest of your day.
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